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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: June 14, 2002
Date of earliest event reported: May 31, 2002

GREAT LAKES CHEMICAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-6450 (Commission File Number)	95-1765035 (IRS Employer Identification No.)
500 East 96th Street, Suite 500 Indianapolis, Indiana 46240 (Address of Principal Executive Offices, including Zip Code)
(317) 715-3000 (Registrant's Telephone Number, including Area Code)
Not Applicable (Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets

        On May 31, 2002, Great Lakes completed the disposition of its entire 53.2% economic ownership interest (7,900,000 Class B Common Shares) in OSCA, Inc. ("OSCA"), in connection with the closing of the merger contemplated by that Agreement and Plan of Merger by and among OSCA, BJ Services Company ("BJ Services") and BJTX, Co., dated as of February 20, 2002 (the "Agreement"). Pursuant to the Agreement, BJ Services agreed to acquire all of the outstanding shares of OSCA, including the holdings of OSCA's public shareholders, for $28.00 per share in cash. Great Lakes' share of the purchase price was $221.2 million, with net after-tax proceeds of approximately $200 million.

Item 7.    Financial Statements and Exhibits

        (a)  Not applicable.

        (b)  The operations of OSCA were reported as a discontinued operation in the Consolidated Financial Statements included in Great Lakes' Form 10-Q for the quarter ended March 31, 2002. As a result, Great Lakes had previously filed a Consolidated Balance Sheet as of March 31, 2002 and a Consolidated Statement of Operations for the three months ended March 31, 2002 reflecting continuing operations of Great Lakes without OSCA. Accordingly, any pro forma financial information that would be required under Article 11 of Regulation S-X has been previously reported, with the exception of the requirement to present pro forma financial information for the latest fiscal year which is provided below.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated statement of operations gives effect to the transactions and events described above regarding the disposition by Great Lakes of OSCA and in the notes to this unaudited pro forma condensed consolidated statement of operations. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2001 assumes the transaction and events occurred on January 1, 2001.

        The pro forma assumptions are based on available information and certain estimates and assumptions. Therefore, the actual adjustments will differ from the pro forma adjustments. Great Lakes believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the transaction in the pro forma condensed consolidated statement of operations. Historical amounts for Great Lakes are derived from the Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2001.

        The pro forma information is provided to assist in an analysis of the financial aspects of the disposition and is presented to show what Great Lakes may have looked like if the transactions and events described above had occurred at the times indicated above. This information should not be relied upon as indicative of the historical results that would have been achieved had the transactions described above occurred at the times indicated above. Furthermore, this information may not necessarily reflect the results of operations of Great Lakes in the future.

GREAT LAKES CHEMICAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2001
(in millions, except per share amounts)

	Great Lakes Historical	OSCA Eliminations(1)	Pro Forma Adjustments		Great Lakes Pro Forma
Net sales	$1,594.7	$(175.9)	$—		$1,418.8
Operating expenses:
Cost of products sold	1,338.8	(134.7)	—		1,204.1
Selling, general and administrative expenses	266.1	(23.0)	—		243.1
Special charges	267.1	—	—		267.1

Operating loss	(277.3)	(18.2)	—		(295.5)
Gain on sale of subsidiary stock	9.4	—	(9.4	)(2)	—
Interest income (expense)—net	(34.1)	1.4	—		(32.7)
Other income (expense)—net	(54.9)	5.7 (3)	—		(49.2)

Loss before income taxes	(356.9)	(11.1)	(9.4)		(377.4)
Income tax credit	(67.4)	(5.8)	(18.7	)(4)	(91.9)

Net income (loss) from continuing operations	$(289.5)	$(5.3)	$9.3		$(285.5)

Loss per share:
Basic	$(5.76)				$(5.68)
Diluted	$(5.76)				$(5.68)
Weighted average shares outstanding	50.3				50.3
Weighted average shares outstanding assuming dilution	50.3				50.3

NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(1)
Represents the elimination of the statement of operations data for OSCA for the year ended December 31, 2001.

(2)
Reflects the elimination of the gain on sale of subsidiary stock recognized by Great Lakes during the year ended December 31, 2001 in connection with the sale of 500,000 shares of OSCA's Class B common stock pursuant to Rule 144 under the Securities Act.

(3)
Reflects the elimination of amortization of intangibles of $0.5 million, other income (expense)—net of $0.7 million and minority expense of $4.5 million.

(4)
Reflects the income tax effect of $4.0 million with respect to the gain on the sale of OSCA Class B common stock as described in (2) above. Also reflects the elimination of $14.7 million of tax expense recognized in 2001 by Great Lakes related to the change in strategy regarding the disposition of OSCA.

        (c)  Exhibits.

    99.1
    Press Release dated May 31, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2002	GREAT LAKES CHEMICAL CORPORATION
/s/ WILLIAM L. SHERWOOD By: William L. Sherwood Its: Vice President and Corporate Controller

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements and Exhibits
SIGNATURES